Exhibit 10.9
AMENDMENT NO. 2
TO THE
VERINT SYSTEMS INC.
STOCK INCENTIVE COMPENSATION PLAN
THIS AMENDMENT NO. 2 TO THE VERINT SYSTEMS INC. STOCK INCENTIVE COMPENSATION PLAN is made effective on the 4th day of March 2009 (the “Amendment”), by Verint Systems Inc., a Delaware corporation (the “Company”).
WHEREAS, the Stock Option Committee of the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Verint Systems Inc. Stock Incentive Compensation Plan, originally adopted September 10, 1996, and most recently amended on December 12, 2002 and December 23, 2008 (as amended, the “Plan”) to provide for the award of restricted stock units;
WHEREAS, the Stock Option Committee of the Board of Directors of the Company has determined that this Amendment may be made without stockholder approval;
NOW, THEREFORE, the Plan is hereby amended as follows:
1. A new Section 9A is added to the Plan:
9A. Restricted Stock Units.
An Award of Restricted Stock Units is a grant by the Company of a specified number of units which may be settled for shares of Common Stock, which units are subject to vesting. Such an Award shall be subject to the following terms and conditions:
A. Restricted Stock Units shall be evidenced by Restricted Stock Unit agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.
B. Upon determination of the number of Restricted Stock Units to be awarded to a Participant, the Committee shall direct that the same be credited to the Participant’s account on the books of the Company but the underlying shares of Common Stock shall be delivered only upon vesting of the Restricted Stock Units as provided herein. The Participant shall have no rights as a stockholder with respect to any shares underlying the Restricted Stock Units prior to issuance and delivery of the shares of Common Stock upon vesting of the Restricted Stock Units.
C. Amounts equal to any dividends declared with respect to the number of shares of Common Stock covered by a Restricted Stock Unit Award may or may not be paid to the Participant currently, or may or may not be deferred and deemed to be reinvested in additional Restricted Stock Units, or otherwise reinvested on such terms as are determined at the time of the grant of the Restricted Stock Unit Award by the Committee, in its sole discretion, and specified in the award agreement.

D. The Committee may condition the grant of a Restricted Stock Unit Award or the vesting thereof upon the Participant’s achievement of one or more performance goal(s) specified in the award agreement. If the Participant fails to achieve the specified performance goal(s), either the Committee shall not grant the Restricted Stock Unit Award to such Participant or the Participant shall not vest into and/or shall forfeit the Restricted Stock Unit Award.
E. The Stock Incentive Agreement shall specify the vesting period and the performance, employment or other conditions (including the termination of a Participant’s service with the Company, whether due to death, disability, retirement or other cause) under which the Restricted Stock Unit Award may be forfeited to the Company. The vesting period shall be determined at the discretion of the Committee. The Committee shall have the power to permit, in its discretion, an acceleration of the vesting period with respect to any part or all of the Restricted Stock Unit Award.
2. The defined term “Award” shall include Restricted Stock Units.
Except as specifically amended by this Amendment, the Plan shall remain in full force and effect in accordance with its terms.